Exhibit 99.1

Entorian Technologies Reports Fourth Quarter and Full Year 2008 Financial Results

Transition of Core Businesses Better Positions Company for Growth in 2009

AUSTIN, Texas--(BUSINESS WIRE)--March 10, 2009--Entorian Technologies Inc. (NASDAQ: ENTN), a leading provider of vertical technologies and solutions to original equipment manufacturers (OEMs), announced financial results for the fourth quarter and full year ended December 31, 2008.

Total revenue for the quarter was $19.9 million, which exceeded the company’s previously stated guidance range of $14.0 to $16.0 million. This compares to revenue of $18.5 million in the third quarter of 2008, and $13.0 million in the fourth quarter of 2007. Product revenue in the fourth quarter of 2008 was $19.9 million, compared to $17.8 million in the previous quarter and $11.1 million in the fourth quarter of 2007. Product revenue included $13.7 million associated with the company’s rugged technology solutions business, and $6.2 million from the company’s memory solutions business. License revenue for the quarter was $28,000, compared to $0.7 million in the previous quarter and $1.9 million in the fourth quarter of 2007. Total revenue for the full year ended December 31, 2008 increased 37 percent, to $55.9 million from $40.9 million in 2007.

In July 2008, Entorian acquired Augmentix Corporation, and in November 2008, Entorian’s Board of Directors appointed Stephan Godevais as president, chief executive officer and director of Entorian. Mr. Godevais formerly held the same positions at Augmentix. Entorian realized immediate benefits from this acquisition, with solid 2008 revenue growth. Augmentix develops innovative, highly differentiated and leveraged solutions addressing margin-rich vertical markets representing incremental growth opportunities. Currently, the company’s rugged notebook solutions are developed and sold under an exclusive two-year engineering and manufacturing relationship with a large OEM.

“My priority has been to evaluate each of our businesses, with the goal of focusing our efforts and resources on the segments that will accelerate the company’s future growth and maximize our potential for profitability,” commented Mr. Godevais. “Working closely with our OEM customer, we are successfully penetrating the U.S. federal markets, which provide a platform for further expansion into other targeted vertical markets, such as medical and corporate field service applications. We are pleased with our early successes and the continued growth of our rugged mobile computing solutions,” stated Mr. Godevais.

Further commenting, he stated, “This strategic shift in focus is further supported by our announcement at the end of 2008 to close our memory manufacturing business, including our manufacturing facility in Reynosa, Mexico, and to leverage our intellectual property through future licensing agreements. We continued to manufacture memory modules through December 2008, and are manufacturing our stacked memory products through March 2009. Beginning in the second quarter of 2009, our stacking products will be manufactured by licensees, and we will recognize a royalty stream from these products. As a result of this change, we are minimizing our exposure to the volatile memory business, and directing our focus toward vertical computing segments, which includes the growth and development of our rugged computing solutions.”

For the fourth quarter, the company recorded gross margin of 5 percent, compared to a negative gross margin of 18 percent in the previous quarter. The improvement in gross margin was primarily due to an increase in revenue from the company’s higher-margin rugged computing solutions business. Additionally, in the third quarter of 2008, the company recorded a $3.9 million asset impairment charge associated with the acquisition of Southland Micro Systems. In the fourth quarter of 2008, the company recorded charges totaling $2.5 million to reflect an adjustment to current market values for various memory segment assets. On a non-GAAP basis, gross margin was 13 percent in the fourth quarter of 2008, compared to 9 percent in the previous quarter.

In accordance with generally accepted accounting principles (GAAP), total operating expenses in the fourth quarter of 2008 were $14.0 million, compared to $16.8 million in the previous quarter. Fourth quarter GAAP operating expenses included a restructuring charge of $2.7 million associated with closing the company’s manufacturing operations and the associated headcount reductions, and a goodwill impairment charge of $4.0 million. Including stock-based compensation expense of $0.6 million, SG&A represented approximately 21 percent of net revenue, compared to 25 percent in the previous quarter. R&D was approximately 15 percent of revenue, compared to 11 percent in the previous quarter. On a non-GAAP basis, total operating expenses for the quarter were $9.1 million, compared to $6.9 million in the previous quarter.

On a GAAP basis, the fourth quarter operating loss was $13.0 million, compared to a loss of $20.1 million in the previous quarter. On a non-GAAP basis, the fourth quarter operating loss was $6.6 million, compared to a loss of $5.2 million in the previous quarter. Under GAAP, the operating loss for the full year 2008 was $44.2 million, compared to an operating loss of $43.1 million for 2007. Excluding non-cash charges for stock-based compensation and amortization and impairment of fixed assets and acquisition intangibles, including goodwill, the operating loss for 2008 was $19.8 million.

On a GAAP basis, the net loss for the fourth quarter was $13.1 million, or ($0.28) per diluted share, compared to a net loss in the previous quarter of $19.6 million, or ($0.42) per diluted share. For the full year 2008, net loss was $42.6 million, or ($0.91) per diluted share, compared to the net loss of $40.0 million, or ($0.85) per diluted share, for the full year 2007.

Excluding non-cash charges for stock-based compensation, amortization and impairment of fixed assets, acquisition intangibles and goodwill, the non-GAAP net loss for the fourth quarter was $6.8 million, or ($0.15) per diluted share, compared to the non-GAAP net loss of $4.6 million, or ($0.10) per diluted share, in the previous quarter. On a non-GAAP basis, the net loss for the full year 2008 was $18.2 million, or ($0.39) per diluted share, compared to a loss of $0.5 million, or ($0.01) per diluted share for the full year 2007. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement tables following the text of this press release.

Cash, cash equivalents and investments on December 31, 2008 were $24.6 million, compared to $23.1 million on September 30, 2008. During the fourth quarter, the company repurchased approximately 72,000 shares of its common stock under its repurchase program at a cost of approximately $30,000. As of December 31, 2008, the company had approximately $6.8 million remaining under its stock repurchase plan.

Inventory as of December 31, 2008 was $5.0 million, compared to $10.8 million in the previous quarter. Accounts receivable was $5.3 million, compared to $9.1 million in the previous quarter. Capital expenditures were $689,000 for the fourth quarter and depreciation expense was $761,000.

Business Outlook

“Looking forward in the near term, we expect the first quarter of 2009 to be a transition quarter due to closing our memory and stacking product operations, the sales transition of our OEM customer to our next-generation product, a traditionally low first quarter seasonality in our target markets, and an overall uncertain macroeconomic environment. At the same time, we also expect our next-generation product, which launches this quarter, to demonstrate our ability to deliver significant innovations to our customers and enable them to effectively compete in the vertical segments we serve,” said Mr. Godevais. “In order to maintain our financial position, we will continue to carefully manage our current assets, including our cash. During 2009, we expect to build upon the momentum we achieved in the second half of 2008, while carefully managing through these challenging economic times. I believe we are now better positioned to achieve growth and drive long-term stockholder value, and we look forward to reporting additional exciting developments over the coming months,” concluded Mr. Godevais.

Entorian expects first quarter 2009 revenue to range between $7 million and $10 million. The company expects to record charges related to closing its manufacturing facility in Mexico of approximately $2 million in the first quarter 2009, and expects capital spending and depreciation expense to be approximately $500,000 and 600,000, respectively.

Cautionary Language

This press release contains forward-looking statements. These statements are generally accompanied by words such as “expect,” “believe,” and similar expressions. These statements include our first quarter 2009 revenue, capital spending and depreciation expense and charges related to closing our manufacturing facility; our plan to focus the majority of our efforts on further market and platform expansion; our expectation that the first quarter of 2009 will be a transition quarter; our expectation that our next-generation product will demonstrate our ability to deliver significant innovations to our customers; our expectation that we will build upon the momentum we achieved in the second half of 2008; and our belief that we are better positioned to achieve growth and drive long-term stockholder value. We do not have sufficient backlog to rely upon when forecasting results, so our future performance is very difficult to predict. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Risks and uncertainties that may cause future results to differ include, but are not limited to, the risk of a change in the timing and volume of sales of our products; a shortage of critical parts, which could negatively impact our ability to fulfill customer orders; fluctuating demand for, and life cycles of, our products; changes in our relationship with our largest customer with which we have an exclusive sales and marketing agreement regarding certain ruggedized computer notebook products, including but not limited to termination of the contract by our customer; inconsistency in forecasts provided to us by our largest customer, resulting in increased inventory exposure as we build to our customer’s current forecast; operational risks from our reliance on suppliers, subcontractors and third-party manufacturers for the production of ruggedized products; changes in the level of our operating expenses; our ability to develop new products that are successfully qualified and utilized by customers; our ability to manufacture and ship products within a particular reporting period; our ability to enter into new licensing arrangements, and the terms and conditions for payment to us of license fees under these agreements; the timing of, and introduction of, competing, replacement or substitute products and technologies by others; our ability to enforce our intellectual property rights or to defend claims that we infringe the intellectual property rights of others, and the significant costs to us of related litigation; the potential loss of key employees resulting from acquiring Augmentix Corporation; having significant customer concentration and the impact on our operating results of a material decline in orders from any customer or of a consolidation of our customers; the risk that a competitor or significant customer develops or adopts an alternative solution or competing product; the risk that demand for our solutions is lower than expected; the risk that our average selling prices decline during the period more than we expect because of competitive pressures, substituted products or overall reduced demand for systems that incorporate our technologies; the risks that a substantial portion of our revenue depends on the sale of our ruggedized notebook products; the risk that we are dependent on a limited number of suppliers; risks associated with budget constraints of federal, state and local governments that could negatively impact sales of our ruggedized products; risks associated with the failure of our ruggedized products to meet the military specification MIL-STD-810F; the risks associated with expanding into new markets without past experience in those markets and to releasing new products generally; the risk that our new technologies are not completed, tested or accepted in a timely fashion; the risk that we are unable to protect our intellectual property rights; the risk that we are unable to productize or monetize the intellectual property that we develop; the risk that we will be unable to enter into additional license agreements to license our technologies; the risks associated with intellectual property litigation or other litigation; risks related to qualifying our current or future products in our customers’ future products; risks related to increasing our royalty-based revenue; risks associated with competing with larger companies and companies with market share where we are targeting expansion; risks related to product liability claims in the event our services and technologies are used in defective products or include defective parts; risks associated with acquiring other businesses or technologies in the future; the risks of seasonality, to which we are subject; and the risks associated with our dependence on a few key personnel to manage our business effectively.

For a discussion of these and other factors that could impact our financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to our recent filings with the Securities and Exchange Commission, and in particular, our Form 10-K filed on March 14, 2008. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present operating income, net income and earnings per diluted share on a basis excluding non-cash charges for stock-based compensation and amortization and impairment of acquisition intangibles and the associated income tax effect. Details of these excluded items are presented in one of the tables below, which reconcile the GAAP results to non-GAAP financial measurements described in this press release. Entorian has chosen to provide non-GAAP financial measurements to investors because it believes that excluding certain charges represents a better basis for the comparison of its current results to the results of its peer companies. In addition, the company believes that it provides a means to highlight the results of core ongoing operations to investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

About Entorian Technologies

Entorian Technologies Inc. (NASDAQ: ENTN) is a leading provider of vertical technologies and solutions to OEMs. With an IP portfolio of more than 200 patents and pending patent applications, the company offers high-speed, high-capacity solutions, and technology licensing. Entorian’s subsidiary, Augmentix Corporation, provides military, enterprise and government customers with mission‐critical computing solutions for rugged environments. Augmentix servers and mobile products combine best‐in‐class technologies and standardized components from industry leader Dell, with proven ruggedization methods from Augmentix. Its rugged systems are environmentally robust and technologically advanced. For more information, go to www.entorian.com and www.augmentix.com.

Entorian is a trademark of Staktek Group LP and Augmentix is a trademark of Augmentix Corporation.

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2008	2008	2007
Revenue:
Product	$19,855	$17,750	$11,088
License	28	713	1,923
Total revenue	19,883	18,463	13,011
Cost of revenue:
Product (1)	17,401	16,861	10,151
Amortization of acquisition intangibles	906	970	1,154
Impairment of acquisition intangibles and fixed assets	590	3,937	-
Total cost of revenue	18,897	21,768	11,305
Gross profit (loss)	986	(3,305)	1,706
Operating expenses:
Selling, general and administrative (1)	4,089	4,583	5,150
Research and development (1)	2,960	2,089	1,011
Restructuring	2,743	192	(24)
Provision for doubtful accounts	25	549	-
Amortization of acquisition intangibles	52	165	272
Impairment of acquisition intangibles	-	4,312	-
Goodwill impairment	4,084	4,952	27,903
Total operating expenses	13,953	16,842	34,312
Loss from operations	(12,967)	(20,147)	(32,606)
Other income (expense):
Interest income	154	218	578
Interest expense	(107)	(195)	(6)
Other	(248)	6	111
Total other income (expense), net	(201)	29	683
Loss before income taxes	(13,168)	(20,118)	(31,923)
Provision (benefit) for income taxes	(36)	(528)	(237)
Net loss	$(13,132)	$(19,590)	$(31,686)
Loss per share:
Basic	$(0.28)	$(0.42)	$(0.68)
Diluted	$(0.28)	$(0.42)	$(0.68)
Shares used in computing loss per share:
Basic	46,844	46,852	46,810
Diluted	46,844	46,852	46,810

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$45	$97	$106
Selling, general and administrative expense	597	388	939
Research and development expense	92	108	126
	$734	$593	$1,171

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2008	2007
Revenue:
Product	$52,494	$34,490
License	3,377	6,380
Total revenue	55,871	40,870
Cost of revenue:
Product (1)	51,557	28,250
Amortization of acquisition intangibles	3,067	4,393
Impairment of acquisition intangibles and fixed assets	4,687	684
Total cost of revenue	59,311	33,327
Gross profit (loss)	(3,440)	7,543
Operating expenses:
Selling, general and administrative (1)	15,613	15,937
Research and development (1)	7,446	5,654
Restructuring	3,149	332
Provision for doubtful accounts	589	43
Amortization of acquisition intangibles	570	730
Impairment of acquisition intangibles	4,312	-
Goodwill impairment	9,036	27,903
Total operating expenses	40,715	50,599
Loss from operations	(44,155)	(43,056)
Other income (expense):
Interest income	1,230	3,051
Interest expense	(308)	(17)
Other	(185)	25
Total other income, net	737	3,059
Loss before income taxes	(43,418)	(39,997)
Benefit for income taxes	(831)	(10)
Net loss	$(42,587)	$(39,987)
Loss per share:
Basic	$(0.91)	$(0.85)
Diluted	$(0.91)	$(0.85)
Shares used in computing loss per share:
Basic	46,799	47,156
Diluted	46,799	47,156

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$309	$426
Selling, general and administrative expense	1,953	4,732
Research and development expense	431	790
	$2,693	$5,948

ENTORIAN TECHNOLOGIES INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2008	2008	2007
GAAP loss from operations	$(12,967)	$(20,147)	$(32,606)
Non-GAAP adjustments:
Amortization of acquisition intangibles	958	1,135	1,426
Impairment of acquisition intangibles and fixed assets	590	8,249	-
Goodwill impairment	4,084	4,952	27,903
Stock-based compensation expense	734	593	1,171
Total non-GAAP adjustments	6,366	14,929	30,500
Non-GAAP loss from operations	$(6,601)	$(5,218)	$(2,106)

GAAP net loss	$(13,132)	$(19,590)	$(31,686)
Total non-GAAP adjustments affecting income from operations	6,366	14,929	30,500
Tax adjustment (1)	(35)	27	87
Non-GAAP net loss	$(6,801)	$(4,634)	$(1,099)

Shares used in calculating non-GAAP diluted loss per share	46,844	46,852	46,810

Non-GAAP diluted loss per share	$(0.15)	$(0.10)	$(0.02)

(1) The non-GAAP tax adjustment represents the tax effect of the non-GAAP adjustments.

ENTORIAN TECHNOLOGIES INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)

	Year Ended
	Dec. 31,	Dec. 31,
	2008	2007
GAAP loss from operations	$(44,155)	$(43,056)
Non-GAAP adjustments:
Amortization of acquisition intangibles	3,637	5,123
Impairment of acquisition intangibles and fixed assets	8,999	684
Goodwill impairment	9,036	27,903
Stock-based compensation expense	2,693	5,948
Total non-GAAP adjustments	24,365	39,658
Non-GAAP loss from operations	$(19,790)	$(3,398)

GAAP net loss	$(42,587)	$(39,987)
Total non-GAAP adjustments affecting income from operations	24,365	39,658
Tax adjustment (1)	-	(180)
Non-GAAP net loss	$(18,222)	$(509)

Shares used in calculating non-GAAP diluted loss per share	46,799	47,156

Non-GAAP diluted loss per share	$(0.39)	$(0.01)

(1) The non-GAAP tax adjustment represents the tax effect of the non-GAAP adjustments.

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	Dec. 31,	Dec. 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$15,651	$34,013
Investments	1,639	27,912
Accounts receivable, net of allowances of $659 in 2008 and $8 in 2007	5,256	5,681
Inventories	5,018	2,921
Prepaid expenses	510	633
Income tax recoverable	1,571	1,969
Deferred tax asset	271	143
Other current assets	1,592	916
Total current assets	31,508	74,188
Property, plant and equipment, net	4,439	9,212
Long-term investments	7,337	-
Goodwill	-	4,953
Other intangibles, net	10,611	10,826
Other assets	81	234
Total assets	$53,976	$99,413

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,995	$3,348
Accrued compensation	1,951	1,428
Accrued liabilities	1,535	3,077
Total current liabilities	8,481	7,853
Other accrued liabilities	180	253
Deferred tax liabilities	170	38
Convertible notes payable	3,847	-
Related party convertible notes payable	6,805	-

Stockholders' equity:
Capital stock	149,428	163,350
Treasury stock	(25,850)	(25,601)
Accumulated other comprehensive loss	26	44
Accumulated deficit	(89,111)	(46,524)
Total stockholders' equity	34,493	91,269
Total liabilities and stockholders' equity	$53,976	$99,413

CONTACT:
Company Contact:
Entorian Technologies Inc.
Kirk Patterson, 512-454-9531
Senior Vice President and CFO
investors@entorian.com
or
Investor Contact:
Shelton Investor Relations
For Entorian Technologies Inc.
Beverly Twing, 972-239-5119 x 126
investors@entorian.com